                                [COMPANY LOGO]


CONTACTS:

FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Kim George (City National) 213-833-4715
Denis Wolcott (Stoorza Communications) 213/891-2822


FOR IMMEDIATE RELEASE



         CITY NATIONAL CORPORATION REPORTS RECORD NET INCOME OF $131.7
                   MILLION AND EPS OF $2.72 FOR THE YEAR 2000

             TOTAL ASSETS EXCEEDED $9.0 BILLION AT DECEMBER 31, 2000

      NET INCOME FOR THE FOURTH QUARTER ROSE 18 PERCENT TO $33.0 MILLION,
                 OR $0.68 PER SHARE, FROM THE 1999 FOURTH QUARTER

LOS ANGELES, JAN. 17, 2001 -- City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported its fifth consecutive year of record net income. Net income totaled $131.7 million in 2000, a 22 percent increase from net income of $108.1 million in 1999. Cash net income, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, increased 26 percent to $145.7 million in 2000, compared with $115.4 million in 1999.

Net income per diluted common share of $2.72 increased 18 percent, compared with $2.30 per share in 1999. Cash net income per diluted common share rose 22 percent to $3.01, compared with $2.46 per diluted common share in 1999. These results include the integration of The Pacific Bank, N.A., acquired in February 2000 in a purchase transaction, and American Pacific State Bank, acquired in August 1999, also in a purchase transaction.

City National Corporation also reported net income of $33.0 million for the fourth quarter of 2000, an increase of 18 percent over net income of $27.9 million for the fourth quarter of 1999. Cash net income for the fourth quarter of 2000 rose 21 percent to $36.8 million, compared with $30.4 million for the fourth quarter of 1999.

Net income per diluted common share increased 13 percent to $0.68 for the fourth quarter of 2000, compared with net income per diluted common share of $0.60 for the fourth quarter of 1999. Cash net income per diluted common share of $0.76 for the fourth quarter of 2000 rose 17 percent from $0.65 for the fourth quarter of 1999.

"City National reached many major milestones in 2000," said Russell Goldsmith, Chief Executive Officer. "For the first time, the bank exceeded $9.0 billion in assets, earned more than $130.0 million and grew deposits and loans substantially to $7.4 billion and $6.5 billion, respectively. In addition, assets under administration increased to more than $18.0 billion, and noninterest income crossed the $100.0 million plateau.

"Other firsts this year included our expansion into the San Francisco Bay Area and our first purchase of an asset management firm through acquisitions of The Pacific Bank and Reed, Conner & Birdwell, respectively.

"City National's entire talented team worked together to achieve our financial goals, giving us our fifth consecutive year of record earnings and our sixth consecutive year of double-digit net income growth," added Goldsmith. "We did this even while dramatically reducing our portfolio of syndicated loans, maintaining strong credit reserves, and investing significantly in our capabilities and facilities for the future.

"With more than 2000 colleagues, 48 offices in California, outstanding technology and products, and our continued commitment to deliver California's premier relationship-driven private and business banking to entrepreneurs, professionals, investors and small- to mid-sized businesses, I am confident City National is well positioned for the year ahead," Goldsmith said.

RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets in 2000 was 1.56 percent, compared with 1.67 percent in 1999. The decrease reflects the impact on net income of amortizing a larger amount of goodwill associated with two recent bank acquisitions. The return on average shareholders' equity rose to 19.72 percent, compared with 19.16 percent for the prior year. For the fourth quarter of 2000, the return on average assets was 1.50 percent and the return on average shareholders' equity was 18.29 percent, compared with 1.55 percent and 19.40 percent, respectively, for the prior year quarter. The lower return on average shareholders' equity reflected a reduction in unrealized losses on available-for-sale securities that increased shareholders' equity during the quarter.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in 2000 was 1.76 percent, compared with 1.80 percent in 1999. The return on average shareholders' equity on a cash basis rose to 29.17 percent, compared with 23.98 percent for the prior year. For the 2000 fourth quarter on a cash basis, the return on average assets was 1.71 percent and the return on average shareholders' equity was 26.75 percent, compared with 1.72 percent and 26.71 percent, respectively, for the 1999 fourth quarter.

Management expects continued strong returns going forward and net income per diluted common share for 2001 will be approximately 8 percent to 11 percent higher than net income per diluted common share for 2000. These expectations do not reflect the potential impact to the corporation of the tentative decision of the Financial Accounting Standards Board to discontinue goodwill amortization. Management believes that this change in the treatment of goodwill, if adopted as proposed, will have a positive impact on the corporation's future results of operations. In 2000, the amortization of goodwill reduced net income per diluted common share by $0.22.

ASSETS

Total assets at December 31, 2000 were $9.1 billion, compared with $7.2 billion at December 31, 1999, and $8.9 billion at September 30, 2000. Total average assets reached $8.4 billion in 2000, an increase of 30 percent over the $6.5 billion in average assets for 1999.

LOANS

Average loans rose to $6.2 billion for the year 2000, an increase of 29 percent over the prior year. Year-over-year loan growth was driven primarily by increases in commercial loans and real estate commercial mortgage loans. Compared with 1999, commercial loan average balances rose 25 percent to $3.2 billion from $2.6 billion. The commercial loan portfolio does not contain any direct energy-related borrowings and only a limited amount of technology-related borrowings--approximately two thirds of one percent of the commercial loan portfolio. Real estate commercial mortgage loan averages rose 57 percent to $1.3 billion from $0.9 billion, compared with the prior year. All other loan categories also contributed to the increase in average loan growth over the prior year. For basis of presentation, management has divided the corporation's commercial loan portfolio into relationship loans and syndicated non-relationship loans. Syndicated non-relationship loans are loans agented by others where the corporation has limited direct access to the borrower and provides no other banking products or services.

Total loans at December 31, 2000 were $6.5 billion, compared with $5.5 billion at December 31, 1999 and $6.4 billion at September 30, 2000. The net change from September 30, 2000 included a $243.2 million, or 4 percent, increase in relationship loans, partially offset by a $142.8 million decrease in syndicated non-relationship loans. The reduction in syndicated non-relationship loans reflects management's decision to reduce the higher credit risk exposure associated with that portfolio. At December 31, 2000, syndicated non-relationship loans had decreased to $191.8 million, representing less than 3 percent of the loan portfolio. At December 31, 1999, syndicated non-relationship loans totaled $536.8 million, or 10 percent of the loan portfolio. The reduction included the transfer of $132.0 million of gross loan balances to available-for-sale loans during the fourth quarter, of which one credit for $7.2 million remains in other assets as of December 31, 2000. The average outstanding loan balance in the syndicated non-relationship portfolio at December 31, 2000 was $3.1 million, which represents just over half of the average commitment amount.

Management anticipates average relationship loan growth will be in the 9 percent to 13 percent range in 2001, reflecting its expectation that the growth in the California economy will slow from the strong growth experienced in recent years but will still grow at a moderate pace.

DEPOSITS

Average deposits rose during the year 2000 to $6.3 billion, an increase of 32 percent over 1999. During the fourth quarter of 2000, average deposits increased 6 percent to $6.9 billion, compared with $6.5 billion for the 2000 third quarter.

During the year 2000, average core deposits rose to $5.0 billion, an increase of 28 percent over 1999. Core deposits represented 78 percent of the total average deposit base for the year. Fourth quarter 2000 average core deposits of $5.2 billion represented a 5 percent increase over the previous quarter's average.

Deposits totaled $7.4 billion at December 31, 2000, compared with $5.7 billion at December 31, 1999, and $6.9 billion at September 30, 2000.

Average deposit growth in 2001, compared to 2000, is expected to be in the 8 percent to 12 percent range.

NET INTEREST INCOME

As a result of strong loan and core deposit growth and a higher average prime rate compared with the prior year, net interest income on a fully taxable-equivalent basis rose 26 percent to $419.1 million in 2000, compared with $332.7 million for 1999. Interest income recovered on nonaccrual and charged-off loans was $4.0 million in 2000, compared with $5.3 million for 1999. For the fourth quarter of 2000, net interest income on a fully taxable-equivalent basis totaled $108.7 million, an increase of 21 percent over $89.9 million for the same quarter of 1999.

The fully taxable-equivalent net interest margin in 2000 was 5.44 percent, compared with 5.56 percent for 1999. The decrease was attributable to an increase in the cost of funds and a shift in the deposit mix. This decrease was partially offset by higher yields on earning assets.

For the fourth quarter of 2000, the fully taxable-equivalent net interest margin was 5.41 percent, compared with 5.32 percent for the 2000 third quarter. This increase was primarily due to the strong growth in demand deposits, a seasonal occurrence.

Management expects its net interest margin for 2001 to decrease modestly from 2000.

NONINTEREST INCOME

Noninterest income continued its strong, across-the-board growth, with recurring noninterest income increasing 31 percent to $106.4 million in 2000 over the $81.4 million reported for 1999. Recurring noninterest income for the fourth quarter of 2000 increased 25 percent to $28.8 million, compared with $23.1 million for the year-earlier quarter, and increased 8 percent from $26.8 million for the third quarter of 2000.

All categories of recurring noninterest income were higher year-over-year and quarter-over-quarter, reflecting City National's continued emphasis on growing fee income. Investment services and trust fees rose as a result of a strong cross-selling program to existing clients, as well as direct-sales activities focused on new clients by City National Investments (CNI), a division of City National Bank.

Assets under administration increased to $18.0 billion at December 31, 2000, which included $6.7 billion under management, compared with $14.1 billion and $4.4 billion, respectively, at December 31, 1999, and $16.7 billion and $5.3 billion at September 30, 2000. Assets under management at December 31, 2000 included $1.1 billion from the purchase of Reed, Conner & Birdwell, Inc., completed as of the close of business on December 29, 2000. The remaining increase in assets under management over the year-earlier period is primarily attributable to the CNI Charter Funds introduced in 1999 and 2000.

International services income rose significantly as a result of increased foreign-exchange fees and, to a lesser extent, an increase in fee income associated with letters of credit and standby letters of credit.

Gains on the sale of assets and securities amounted to $3.1 million and $1.1 million for the year and fourth quarter of 2000, respectively, compared with gains of $5.8 million and $0.1 million for the same periods a year earlier.

Management expects growth in noninterest income to be in the 15 percent to 20 percent range during 2001.

NONINTEREST EXPENSE

Noninterest expense was $294.8 million in 2000, an increase of $53.0 million compared with $241.8 million for 1999. The year-over-year increase in expenses was primarily the result of the corporation's growth, including expenses related to acquisitions--additional offices, new colleagues and the amortization of goodwill and core deposit intangibles. Noninterest expense in the fourth quarter of 2000 was $75.6 million, an increase of $8.9 million, compared with $66.7 million for the year-earlier quarter and an increase of $1.6 million, compared with $74.0 million for the third quarter of 2000.

The corporation's cash efficiency ratio for 2000 improved to 52.61 percent from 55.37 percent in 1999. The 5 percent improvement is due to increased revenues and management's continued emphasis on enhancing efficiency and productivity.

Management currently anticipates that 2001 noninterest expense will increase in the 5 percent to 8 percent range, excluding the impact of any change in the accounting rules for goodwill amortization.

INCOME TAXES

The 2000 effective tax rate was 34.1 percent, compared with 35.4 percent for 1999. The lower tax rate is due primarily to the impact of the formation of a registered investment company subsidiary. The long-term plan for the registered investment company continues under review. Depending on the outcome of the review and other factors, management anticipates its effective tax rate may be between 35.5 percent and 37.0 percent in 2001.

CREDIT QUALITY

Net loan charge-offs were $30.1 million and $4.7 million for the years 2000 and 1999, respectively. Net loan charge-offs for the fourth quarter of 2000 were $14.3 million, including $5.2 million related to the $132.0 million of syndicated non-relationship loan balances transferred to available-for-sale assets. This compares with $4.9 million in the fourth quarter of 1999 and $8.3 million for the 2000 third quarter.

Relationship loan net charge-offs were $11.9 million for the year and $5.0 million for the fourth quarter of 2000, compared with net recoveries in the respective prior year periods. For the third quarter of 2000, relationship loan net charge-offs were $3.6 million. For the full year 2000, net charge-offs related to syndicated non-relationship loans accounted for $18.2 million, or 60 percent of net charge-offs. Fourth quarter syndicated non-relationship loan net charge-offs were $9.2 million, including the $5.2 million discussed above, compared with $8.1 million in the fourth quarter of 1999 and $4.7 million for the third quarter of 2000.

As a percentage of average loans, net charge-offs were 0.48 percent and 0.10 percent for the years 2000 and 1999, respectively. Relationship loan net charge-offs were 0.21 percent of average relationship loans outstanding for 2000.

Total nonperforming assets (nonaccrual loans and ORE) were $62.5 million, or
0.96 percent of total loans and ORE at December 31, 2000, compared with $26.7 million, or 0.49 percent, at December 31, 1999 and $47.0 million, or 0.73 percent at September 30, 2000.

Total nonperforming relationship assets were $39.5 million, or 0.62 percent, of total relationship loans and ORE at December 31, 2000, compared with $26.7 million, or 0.54 percent, at December 31, 1999 and $29.9 million, or 0.49 percent at September 30, 2000. While the corporation has experienced a moderate increase in relationship nonaccrual loans, the nonaccrual loan portfolio does not contain any concentration of credits within a specific industry sector. Total syndicated non-relationship loans on nonaccrual status were $23.0 million at December 31, 2000 and consisted of five borrowers, three of which were added in the fourth quarter.

City National recorded a provision for credit losses of $21.5 million for 2000, compared with no provision in the prior year. The provision for credit losses in the fourth quarter was $10.5 million. The provision for credit losses primarily reflects the levels of net loan charge-offs and nonaccrual loans, as well as management's ongoing assessment of the credit quality of the portfolio and the 19 percent year-over-year growth of the loan portfolio.

The amount of the provision for credit losses to be taken in 2001 will reflect management's assessment of the above factors, as well as the economic environment at each reporting date. Based on the current assessment of these factors, management anticipates that a provision for credit losses of approximately $30 million to $45 million may be required in 2001.

The allowance for credit losses at December 31, 2000 totaled $135.4 million, or 2.07 percent of outstanding loans. This compares with an allowance of $134.1 million, or 2.44 percent of outstanding loans, at December 31, 1999, and an allowance of $139.2 million, or 2.17 percent of outstanding loans, at September 30, 2000. The allowance for credit losses as a percentage of nonaccrual loans was 218 percent at December 31, 2000, compared with 530 percent at December 31, 1999 and 297 percent at September 30, 2000. Management believes the allowance for credit losses is adequate to cover risks inherent in the portfolio at December 31, 2000.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at December 31, 2000 were 10.85 percent and 7.84 percent, compared with the capital ratios of 10 percent and 6 percent, respectively, required for an institution to be classified as "well-capitalized." The corporation's Tier 1 leverage ratio of
6.49 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios were 10.88 percent, 7.85 percent and
6.41 percent, respectively, at September 30, 2000.

STOCK REPURCHASE

The stock buyback program of one million common shares announced on July 29, 1999 was completed on October 25, 2000 at a cost of $32.1 million. On October 26, 2000, a new one million-share stock buyback program of the corporation's common stock was announced. Under this program, 201,600 shares have been repurchased at a cost of $6.6 million as of December 31, 2000. Shares totaling 308,270 were used in the purchase of Reed, Conner & Birdwell, Inc. The remaining shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. Treasury shares at December 31, 2000 totaled 155,335 shares.

ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $9.1 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is California's premier private and business bank. City National Bank, which provides banking, trust and investment services, has 48 California offices located throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties.

For more information about the corporation, the corporation's Web page is at http://www.cnb.com. In addition, City National Corporation is scheduled to present at Salomon Smith Barney's Financial Services Conference at 3:45 p.m. EST on Tuesday January 23, 2001. The presentation will be available via audio webcast and a link will be posted on the corporation's Web site.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) an economic slowdown in California attributable to energy supply issues, a possible strike by writers and actors, or any other unforeseen events, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, (5) higher-than-expected credit losses and (6) possible changes in the plans for the registered investment company subsidiary.

For a more complete discussion of these risks and uncertainties, see the corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
January 17,  2001
Page 10

CITY NATIONAL CORPORATION
-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (UNAUDITED)  (DOLLARS IN THOUSANDS, EXCEPT PER
SHARE AMOUNT)
-------------------------------------------------------------------------------


                                                                               DECEMBER 31,
                                                                 ----------------------------------------
                                                                     2000           1999       % CHANGE
                                                                 -----------    ----------     ----------
Assets
   Cash and due from banks                                       $   386,814    $  233,178         66
   Securities                                                      1,593,922     1,129,806         41
   Federal funds sold                                                165,000        57,000        189
   Loans (net of allowance for credit
     losses of $135,435 and $134,077)                              6,391,710     5,356,592         19
   Other assets                                                      559,223       437,043         28
                                                                 -----------    ----------
     Total assets                                                $ 9,096,669    $7,213,619         26
                                                                 ===========    ==========

Liabilities and Shareholders' Equity
   Noninterest-bearing deposits                                  $ 3,276,203    $2,448,916         34
   Interest-bearing deposits                                       4,132,467     3,220,493         28
                                                                 -----------    ----------
     Total deposits                                                7,408,670     5,669,409         31
   Federal funds purchased and securities sold
     under repurchase agreements                                     139,841       295,487        (53)
   Other short-term borrowed funds                                   315,125       296,739          6
   Subordinated debt                                                 123,641       123,453          -
   Other long-term debt                                              205,000       180,000         14
   Other liabilities                                                 160,744        76,885        109
                                                                 -----------    ----------
     Total liabilities                                             8,353,021     6,641,973         26
   Shareholders' equity                                              743,648       571,646         30
                                                                 -----------    ----------
     Total liabilities and shareholders' equity                  $ 9,096,669    $7,213,619         26
                                                                 ===========    ==========
   Book value per share                                          $     15.61        $12.58         24

   Number of shares at period end                                 47,630,010    45,456,743          5

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)  (DOLLARS IN THOUSANDS, EXCEPT
PER SHARE AMOUNT)
-------------------------------------------------------------------------------

                                                        FOR THE THREE MONTHS ENDED              FOR THE TWELVE MONTHS ENDED
                                                                DECEMBER 31,                            DECEMBER 31,
                                                 -------------------------------------     ---------------------------------------
                                                      2000          1999     % CHANGE          2000           1999       % CHANGE
                                                 ------------   -----------  ---------     ------------    -----------   ---------
Interest income                                  $   169,218    $   129,435      31        $    646,288    $   470,446        37
Interest expense                                     (63,594)       (42,524)     50            (239,772)      (148,441)       62
                                                 ------------   -----------                ------------    -----------
Net interest income                                  105,624         86,911      22             406,516        322,005        26
Provision for credit losses                          (10,500)             -     N/M             (21,500)             -       N/M
                                                 ------------   -----------                ------------    -----------
Net interest income after provision
  for credit losses                                   95,124         86,911       9             385,016        322,005        20
Noninterest income                                    29,929         23,215      29             109,484         87,212        26
Noninterest expense                                  (75,626)       (66,699)     13            (294,769)      (241,803)       22
                                                 ------------   -----------                ------------    -----------
Income  before taxes                                  49,427         43,427      14             199,731        167,414        19
Income taxes                                         (16,380)       (15,510)      6             (68,070)       (59,307)       15
                                                 ------------   -----------                ------------    -----------
Net income                                       $    33,047    $    27,917      18        $    131,661    $   108,107        22
                                                 ============   ===========                ============    ===========
Net income per share, basic                      $      0.70    $      0.61      15        $       2.79    $      2.36        18
                                                 ============   ===========                ============    ===========
Net income per share, diluted                    $      0.68    $      0.60      13        $       2.72    $      2.30        18
                                                 ============   ===========                ============    ===========
Dividends paid per share                         $      0.18    $      0.17       9        $       0.70    $      0.66         6
                                                 ============   ===========                ============    ===========


Cash net income                                  $    36,814    $    30,411      21        $    145,721    $   115,358        26
                                                 ============   ===========                ============    ===========
Cash net income per share, basic                 $      0.78    $      0.67      16        $       3.09    $      2.53        22
                                                 ============   ===========                ============    ===========
Cash net income per share, diluted               $      0.76    $      0.65      17        $       3.01    $      2.46        22
                                                 ============   ===========                ============    ===========
Shares used to compute per share
  net income, basic                               47,434,212     45,428,367                  47,178,093     45,682,714

Shares used to compute per share
  net income, diluted                             48,518,548     46,605,553                  48,393,436     46,938,130

Earnings Release
January 17,  2001
Page 11

CITY NATIONAL CORPORATION
------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------

PERIOD END                                                                        DECEMBER 31,
                                                                 -----------------------------------------------
                                                                       2000            1999          % CHANGE
                                                                 ---------------  --------------   -------------
Loans
   Commercial  (a)
     Relationship                                                 $3,056,464        $2,333,627          31
     Syndicated non-relationship                                     191,789           536,811         (64)
                                                                 ---------------  --------------
                                                                   3,248,253         2,870,438          13
   Single family first trust deed                                  1,273,711         1,173,334           9
   Real estate commercial mortgage                                 1,479,862         1,042,123          42
   Real estate construction                                          452,301           344,870          31
   Installment                                                        73,018            59,904          22
                                                                 ---------------  --------------
     Total loans                                                  $6,527,145        $5,490,669          19
                                                                 ===============  ==============

   (a) Commercial relationship loans were $2,920,518 and syndicated non-relationship loans were $334,626 at September 30, 2000.

Deposits
   Noninterest bearing                                            $3,276,203        $2,448,916          34
   Interest-bearing, core                                          2,456,080         2,051,799          20
                                                                 ---------------  --------------
     Total core deposits                                           5,732,283         4,500,715          27
   Time deposits - $100,000 and over                               1,676,387         1,168,694          43
                                                                 ---------------  --------------
     Total deposits                                               $7,408,670        $5,669,409          31
                                                                 ===============  ==============
Credit Quality
   Nonaccrual loans and ORE  (b)
     Relationship loans                                              $38,974           $25,288          54
     Syndicated non-relationship loans                                23,012                 -         N/M
                                                                 ---------------  --------------
                                                                      61,986            25,288         145
   ORE                                                                   522             1,413         (63)
                                                                 ---------------  --------------
     Total nonaccrual loans and ORE                                  $62,508           $26,701         134
                                                                 ===============  ==============

   Relationship nonaccrual loans and ORE to total
     relationship loans and ORE to total                                0.62              0.54          15
   Total nonaccrual loans and ORE to total loans and ORE                0.96              0.49          96

   Loans past due 90 days or more on accrual status                   $5,924            $4,033          47
                                                                 ===============  ==============
   Restructured loans on accrual status                                 $829            $2,707         (69)
                                                                 ===============  ==============

   (b) Nonaccrual loans were $46,883 at September 30, 2000 including $29,717 of relationship loans and $17,166 of syndicated non-relationship loans.

                                                           FOR THE THREE MONTHS ENDED        FOR THE TWELVE MONTHS ENDED
                                                                   DECEMBER 31,                      DECEMBER 31,
                                                      ----------------------------------   -------------------------------
ALLOWANCE FOR CREDIT LOSSES                              2000          1999     % CHANGE      2000        1999    % CHANGE
                                                      ---------     ---------   --------   ---------   ---------  --------
Beginning balance                                     $ 139,195     $ 139,015        -     $ 134,077   $ 135,339      (1)
   Additions from acquisitions                                -             -        -         9,927       3,415      191
   Provision for credit losses                           10,500             -      N/M        21,500           -      N/M
   Charge-offs  (c)
     Relationship loans                                  (8,168)       (1,333)     513       (23,409)    (11,435)     105
     Syndicated non-relationship loans                   (9,245) (d)   (8,093)      14       (18,167)     (8,093)     124
                                                      ---------     ----------             ---------   ---------
                                                        (17,413)       (9,426)      85       (41,576)    (19,528)     113
   Recoveries                                             3,153         4,488      (30)       11,507      14,851      (23)
                                                      ----------    ----------             ---------   ---------
     Net charge-offs                                    (14,260)       (4,938)     189       (30,069)     (4,677)     543
                                                      ----------    ----------             ---------   ---------
Ending Balance                                        $ 135,435     $ 134,077        1     $ 135,435   $ 134,077        1
                                                      ==========    ==========             =========   =========
Net relationship (charge-offs) recoveries
  to average relationship loans (annualized)             (0.32) %        0.26 %    N/M         (0.21) %     0.80 %    N/M
Total net charge-offs to average loans (annualized)      (0.88)         (0.37)     138         (0.48)      (0.10)     380

Allowance for credit losses to total loans                                                      2.07        2.44      (15)
Allowance for credit losses to nonaccrual loans                                               218.49      530.20      (59)

   (c) Charge-offs in the third quarter 2000 were $5,060 in relationship loans and $4,690 in syndicated non-relationship loans.
   (d) Includes $5,155 relating to the transfer to available-for-sale of $132,000 of syndicated non-relationship loans.

Earnings Release
January 17,  2001
Page 12

CITY NATIONAL CORPORATION
-------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION (UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------


                                                  FOR THE THREE MONTHS ENDED                FOR THE TWELVE MONTHS ENDED
                                                         DECEMBER 31,                                DECEMBER 31,
                                              ------------------------------------------- -----------------------------------------
                                                     2000             1999      % CHANGE        2000             1999      % CHANGE
                                              ----------------  --------------- --------- ---------------   -------------- --------
AVERAGE BALANCES
Loans
   Commercial                                      $3,230,460       $2,743,592               $ 3,189,457      $ 2,560,701     25
   Single family first trust deed                   1,261,191        1,148,876        10       1,235,106        1,069,522     15
   Real estate commercial mortgage                  1,449,840        1,018,816        42       1,336,443          851,396     57
   Real estate construction                           425,401          329,146        29         409,281          288,084     42
   Installment                                         71,550           59,854        20          66,047           52,551     26
                                              ----------------  ---------------           ---------------   --------------
     Total loans                                   $6,438,442       $5,300,284                $6,236,334       $4,822,254     29
                                              ================  ===============           ===============   ==============
Securities
Interest-earning assets                           $ 1,513,242      $ 1,155,776        31     $ 1,416,252       $1,118,127     27
Assets                                              7,996,396        6,526,811        23       7,698,884        5,985,018     29
Core deposits                                       8,752,031        7,132,771        23       8,426,129        6,488,834     30
Deposits                                            5,231,662        4,325,587        21       4,957,440        3,881,108     28
Shareholders' equity                                6,876,279        5,508,263        25       6,334,846        4,809,800     32
                                                      718,707          570,932        26         667,618          564,091     18
NONINTEREST INCOME
   Service charges on deposit accounts            $     5,739      $     5,417         6     $    22,933       $   18,113     27
   Investment services                                  7,245            5,350        35          26,409           19,763     34
   Trust fees                                           5,224            4,752        10          20,870           18,059     16
   International services                               3,958            3,085        28          14,982            9,950     51
   Bank-owned life insurance                              654              614         7           2,578            2,268     14
   Other                                                6,008            3,923        53          18,651           13,246     41
                                              ----------------  ---------------           ---------------   --------------
     Subtotal - recurring                              28,828           23,141        25         106,423           81,399     31
   Gain (loss) on sale of  loans and assets                 6              393       (98)            (71)           2,117   (103)
   Gain (loss) on sale of securities                    1,095             (319)      443           3,132            3,696    (15)
                                              ----------------  ---------------           ---------------   --------------
     Total                                        $    29,929      $    23,215               $   109,484      $    87,212
                                              ================  ===============           ===============   ==============
NONINTEREST EXPENSE
   Salaries and other employee benefits           $    38,838      $    34,918               $   159,782      $   133,935
                                              ----------------  ---------------           ---------------   --------------
   All Other
   Professional                                         6,338            5,993         6          23,076           20,811     11
   Net occupancy of premises                            6,632            6,230         6          24,415           18,955     29
   Information services                                 3,699            3,604         3          14,064           12,267     15
   Marketing and advertising                            4,132            2,871        44          12,959           10,444     24
   Depreciation                                         3,553            3,088        15          13,037           11,242     16
   Office services                                      2,580            2,229        16           9,724            8,212     18
   Amortization of goodwill                             2,843            1,710        66          10,462            4,592    128
   Amortization of core deposit intangibles             1,595            1,342        19           6,205            4,717     32
   Equipment                                              723              667         8           2,462            2,213     11
   Acquisition integration                                (14)              52       N/M           1,309            1,161     13
   Other operating                                      4,707            3,995        18          17,274           13,254     30
                                              ----------------  ---------------           ---------------   --------------
     Total all other                                   36,788           31,781        16         134,987          107,868     25
                                              ----------------  ---------------           ---------------   --------------
     Total                                        $    75,626      $    66,699        13      $  294,769      $   241,803     22
                                              ================  ===============           ===============   ==============
SELECTED RATIOS
For the Period
   Return on average assets                              1.50 %           1.55 %      (3)           1.56 %           1.67 %   (7)
   Return on average shareholders' equity               18.29            19.40        (6)          19.72            19.16      3
   Net interest margin                                   5.41             5.46        (1)           5.44             5.56     (2)
   Efficiency ratio                                     54.56            58.81        (7)          55.76            57.58     (3)
   Dividend payout ratio                                25.14            26.69        (6)          24.95            27.91    (11)
   Cash return on average assets                         1.71             1.72        (1)           1.76             1.80     (2)
   Cash return on average shareholders' equity          26.75            26.71         -           29.17            23.98     22
   Cash efficiency ratio                                51.36            56.11        (8)          52.61            55.37     (5)

Period End
   Tier 1 risk-based capital ratio                                                                  7.84             7.88     (1)
   Total  risk-based capital ratio                                                                 10.85            11.21     (3)
   Tier 1 leverage ratio                                                                            6.49             6.73     (4)

     (Released to Business Wire this date)